Exhibit 8
[Letterhead of Vorys, Sater, Seymour and Pease LLP]
September 7, 2007
First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870
Ladies and Gentlemen:
          You have requested our opinion as to the material United States federal income tax consequences of the merger (the “Merger”) of Futura Banc Corp., an Ohio corporation (“Futura”), with and into First Citizens Banc Corp, an Ohio corporation (“First Citizens”), pursuant to the Agreement and Plan of Merger, dated to be effective as of June 7, 2007, by and between First Citizens and Futura (the “Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.
          In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the Certificate of Representations of First Citizens, executed by a duly authorized officer of First Citizens and dated as of the date hereof, and (b) the Certificate of Representations of Futura, executed by a duly authorized officer of Futura and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of First Citizens on Form S-4, and the joint proxy statement of First Citizens and Futura and the prospectus of First Citizens included therein, filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
          In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties hereto with respect to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time (as defined below), true and correct as if made without such qualification and that neither First Citizens nor Futura will notify us at or before the Effective Time that any statement or representation made in a Certificate is no

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First Citizens Banc Corp
September 7, 2007

longer complete and accurate. Finally, we assume that any holder of Dissenting Shares will receive an amount per share that will not exceed $23.00 (the Cash Exchange Amount (as defined below)).
          Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.
DESCRIPTION OF THE MERGER
          The Merger shall become effective, subject to the satisfaction or waiver of the conditions set forth in the Agreement, upon the latest to occur of the following: (i) the filing of the appropriate certificate of merger with the Ohio Secretary of State, or (ii) such time thereafter as is set forth in the certificate of merger filed with the Ohio Secretary of State (the “Effective Time”). As a result of the Merger, First Citizens will be the surviving corporation, and the separate corporate existence of Futura will cease.
          As of June 7, 2007, the authorized capital stock of Futura consisted solely of 3,000,000 Futura common shares (the “Futura Common Shares”), of which 2,614,511 shares were issued and outstanding, 279,443 of which were subject to outstanding options to purchase Futura Common Shares (the “Futura Stock Options”), and 30,999 of which were subject to, but not issuable upon conversion of, stock appreciation rights (the “Futura Stock Appreciation Rights”). As of June 7, 2007, 118,666 Futura Common Shares were held in the Futura 401(k) Plan, and 15,946 Futura Common Shares were held as treasury shares. As of June 7, 2007, the authorized capital stock of First Citizens consisted solely of 10,000,000 First Citizens common shares (the “First Citizens Common Shares”), of which 5,434,300.44 were issued and outstanding.
          At the Effective Time, and automatically by virtue of the Merger and without any action on the part of Futura or the holders of record of Futura Common Shares, each Futura Common Share issued and outstanding immediately prior to the Effective Time (other than Futura Common Shares owned by Futura as treasury shares or by First Citizens, or Dissenting Shares) shall be converted into, and shall represent the right to receive, either: (i) 1.1726 First Citizens Common Shares (the “Share Exchange Ratio”), (ii) cash in the amount of $23.00 (the “Cash Exchange Amount”), or (iii) a combination of such First Citizens Common Shares and cash. The Agreement provides that, subject to adjustment for cash paid in lieu of fractional

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First Citizens Banc Corp
September 7, 2007

shares and the other provisions of the Agreement described below, the aggregate consideration for the Merger shall be a mixture of First Citizens Common Shares and cash, with: (a) eighty percent (80%) of the Futura Common Shares not held in the Futura 401(k) Plan (the “Non-401(k) Shares”) being exchanged for First Citizens Common Shares and twenty percent (20%) of the Non-401(k) Shares being exchanged for cash (including Dissenting Shares), excluding cash paid in connection with the termination of outstanding Futura Stock Options and the conversion of Futura Stock Appreciation Rights, and (b) the Futura Common Shares held by the Futura 401(k) Plan being exchanged for cash.
          At the election of the holder of Non-401(k) Shares: (i) all of such holder’s Non-401(k) Shares shall be converted into and become First Citizens Common Shares at the Share Exchange Ratio (the “All Share Election”), (ii) all of such holder’s Non-401(k) Shares shall be converted into and become cash based on the Cash Exchange Amount (the “All Cash Election”), or (iii) eighty percent (80%) of such holder’s Non-401(k) Shares shall be converted into and become First Citizens Common Shares at the rate of the Share Exchange Ratio and twenty percent (20%) of such holder’s Non-401(k) Shares shall be converted into and become cash based on the Cash Exchange Amount (the “Mixed Election”). The holders of Non-401(k) Shares shall be permitted to make the All Share Election, the All Cash Election, or the Mixed Election; provided, however, that, subject to adjustment for cash paid in lieu of fractional First Citizens Common Shares, eighty percent (80%) of the Non-401(k) Shares issued and outstanding as of the Effective Time shall be exchanged for First Citizens Common Shares, and twenty percent (20%) of the Non-401(k) Shares issued and outstanding as of the Effective Time (including Dissenting Shares) shall be exchanged for cash.
          At the Effective Time, each outstanding Futura Common Share held by the Futura 401(k) Plan shall be converted into the right to receive an amount of cash equal to the Cash Exchange Amount. No such share shall be converted into First Citizens Common Shares.
          The Agreement sets forth procedures for the adjustment of the number of Futura Common Shares subject to the All Share Election, the All Cash Election, and the Mixed Election to ensure that eighty percent (80%) of the Non-401(k) Shares issued and outstanding as of the Effective Time will be exchanged for First Citizens Common Shares, and twenty percent (20%) of the Non-401(k) Shares issued and outstanding as of the Effective Time will be exchanged for cash (subject to adjustment for cash paid in lieu of fractional First Citizens Common Shares). If the total number of Non-401(k) Shares which have, at the Election Deadline, been deposited with the Exchange Agent for cash pursuant to the All Cash Election or the Mixed Election, plus the total number of Dissenting Shares, is more than twenty percent (20%) of the total number of Non-401(k) Shares issued and outstanding at the Effective Time, First Citizens will promptly eliminate, or cause to be eliminated by the Exchange Agent, from the shares deposited pursuant to the All Cash Election or the Mixed Election, a sufficient number of such shares so that the total number of shares remaining on deposit for cash pursuant to the All Cash Election and the Mixed Election, plus the total number of Dissenting Shares, does not exceed twenty percent

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First Citizens Banc Corp
September 7, 2007

(20%) of the Non-401(k) Shares. If the total number of Non-401(k) Shares which have, at the Election Deadline, been deposited with the Exchange Agent for cash pursuant to the All Cash Election or the Mixed Election, plus the total number of Dissenting Shares, is less than twenty percent (20%) of the total number of Non-401(k) Shares, First Citizens shall promptly add, or cause to be added by the Exchange Agent, to the shares deposited for cash, the Futura Common Shares held in the Futura 401(k) Plan or some portion thereof and, if necessary, a sufficient number of Non-401(k) Shares deposited for First Citizens Common Shares pursuant to the All Share Election so that the total number of Non-401(k) Shares and Futura Common Shares held by the Futura 401(k) Plan on deposit for cash on the Effective Date, plus the total number of Dissenting Shares, is not less than twenty percent (20%) of the total number of Non-401(k) Shares.
          In the event First Citizens changes (or establishes a record date for changing) the number of First Citizens Common Shares issued and outstanding between the date of the Agreement and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, split-up, combination, exchange of shares, readjustment, or similar transaction with respect to the outstanding First Citizens Common Shares and the record date therefor shall be prior to the Effective Time, the Share Exchange Ratio shall be proportionately adjusted.
          If the arithmetic mean of the closing price of First Citizens Common Shares on NASDAQ for the twenty (20) trading days immediately preceding the fifth (5th) trading day prior to the Effective Date (the “Average First Citizens Price”) is less than $16.67, then Futura may, at its option, terminate the Agreement; provided, however, that in the event that Futura notifies First Citizens of its intent to terminate the Agreement, then, prior to Futura exercising any right of termination, First Citizens may (at its sole discretion) for a period of five (5) business days following receipt of such notice, offer to distribute to holders of Futura Common Shares an additional number of First Citizens Common Shares necessary in order to increase the Share Exchange Ratio to equal eighty-five percent (85%) of the quotient of $23.00 divided by the Average First Citizens Price.
          In addition, if, based upon the closing price of First Citizens Shares as reported on NASDAQ on the trading day immediately preceding the Effective Time, the aggregate value of First Citizens Common Shares to be issued in connection with the Merger (excluding cash issued in lieu of fractional First Citizens Common Shares, the “Aggregate Share Consideration”) would be less than forty percent (40%) of the sum of: (i) the aggregate cash consideration paid pursuant to the Cash Exchange Ratio; (ii) cash issued in exchange for Futura Common Shares held in the Futura 401(k) Plan; (iii) cash issued in lieu of fractional First Citizens Shares; (iv) cash issued to holders of Futura Dissenting Shares; and (v) the Aggregate Share Consideration (collectively, the “Aggregate Consideration”), then First Citizens may, at its sole option, increase the Share Exchange Ratio so that the Aggregate Share Consideration, as determined based upon the closing price of First Citizens Common Shares as reported on NASDAQ on the trading day immediately preceding the Effective Time, is equal to at least forty percent (40%) of the Aggregate

Vorys, Sater, Seymour and Pease LLP
First Citizens Banc Corp
September 7, 2007

Consideration. The Agreement shall automatically terminate, and the Merger shall not take effect, if First Citizens does not elect to increase the Share Exchange Ratio pursuant to this provision.
          Immediately prior to the Effective Time, each outstanding Futura Stock Option that has not been exercised on or before the Election Deadline shall be surrendered, canceled, extinguished, and converted into the right to receive an amount of cash equal to the product of (i) the difference between $23.00, less the exercise price for each such option, multiplied by (ii) the number of Futura Common Shares subject to each such Futura Stock Option.
          Immediately prior to the Effective Time, each outstanding and unexercised Futura Stock Appreciation Right, whether or not then vested or exercisable, shall be terminated and each grantee thereof shall be entitled to receive an amount of cash equal to the product of (i) the difference between $23.00, less the exercise price of such right, multiplied by (ii) the number of Futura Common Shares subject to such Futura Stock Appreciation Right.
          At the Effective Time, and automatically by virtue of the Merger, all Futura Common Shares held by Futura as treasury shares shall be canceled and retired, and no consideration shall be issued in exchange therefor. No certificate or scrip representing fractional First Citizens Common Shares will be issued in the Merger. In lieu thereof, each holder of Futura Common Shares who otherwise would be entitled to receive a fractional First Citizens Common Share will receive an amount of cash (without interest) equal to the product obtained by multiplying (i) the fractional First Citizens Common Share to which such holder otherwise would be entitled, by (ii) $23.00.
OPINION
          Based upon the foregoing, we are of the opinion that, under current law:
     1. The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Futura and First Citizens each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.
     2. No gain or loss will be recognized by Futura or First Citizens as a result of the Merger.
     3. The tax basis of the assets of Futura in the hands of First Citizens will be the same as the tax basis of such assets in the hands of Futura immediately prior to the Merger.
     4. The holding period of the assets of Futura to be received by First Citizens will include the period during which such assets were held by Futura.

Vorys, Sater, Seymour and Pease LLP
First Citizens Banc Corp
September 7, 2007

     5. A holder of Futura Common Shares receiving solely First Citizens Common Shares in exchange therefor (not including any cash received in lieu of fractional First Citizens Common Shares) will recognize no gain or loss upon the receipt of such First Citizens Common Shares.
     6. A holder of Futura Common Shares receiving solely cash in exchange therefor (as a result of exercising dissenters’ rights or the making of an All Cash Election with respect to all of the holder’s Futura Common Shares) will recognize gain or loss as if such shareholder had received such cash as a distribution in redemption of such holder’s Futura Common Shares, subject to the provisions and limitations of Section 302 of the Code.
     7. A holder of Futura Common Shares receiving both cash and First Citizens Common Shares in exchange therefor (not including any cash received in lieu of fractional First Citizens Common Shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional First Citizens Common Shares). For purposes of determining the character of this gain, such holder will be treated as having received only First Citizens Common Shares in exchange for such holder’s Futura Common Shares and as having redeemed immediately a portion of such First Citizens Common Shares for the cash received (excluding cash received in lieu of fractional First Citizens Common Shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of Futura), the gain will be capital gain if the Futura Common Shares are held as a capital asset at the time of the Merger.
     8. A holder of Futura Common Shares receiving cash in lieu of fractional First Citizens Common Shares will recognize gain or loss as if such fractional First Citizens Common Shares were distributed as part of the Merger and then redeemed by First Citizens, subject to the provisions and limitations of Section 302 of the Code.
     9. The aggregate tax basis of First Citizens Common Shares received by a holder of Futura Common Shares in the Merger (including fractional First Citizens Common Shares, if any, deemed to be issued and redeemed by First Citizens) generally will be equal to the aggregate tax basis of the Futura Common Shares surrendered in the Merger, reduced by the amount of cash received by the holder in the Merger (excluding cash received in lieu of fractional First Citizens Common Shares), and increased by the amount of gain recognized by the holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional First Citizens Common Shares).
     10. The holding period of the First Citizens Common Shares received by a holder of Futura Common Shares will include the period during which the Futura Common Shares

Vorys, Sater, Seymour and Pease LLP
First Citizens Banc Corp
September 7, 2007

surrendered in exchange therefor were held, provided the Futura Common Shares are a capital asset in the hands of the holder at the time of the Merger.
* * *
          Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of Futura Common Shares in light of that holder’s particular status or circumstances, including, without limitation, holders that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) broker-dealers, (vii) persons subject to the alternative minimum tax, (viii) persons whose Futura Common Shares were acquired pursuant to the exercise of employee stock options or otherwise as compensation, (ix) persons who receive First Citizens Common Shares other than in exchange for Futura Common Shares, (x) persons who hold Futura Common Shares as part of a hedge, straddle, constructive sale, conversion, or other risk-reduction transaction, (xi) persons who hold Futura Common Shares other than as capital assets, (xii) persons who have a functional currency other than the U.S. dollar, and (xiii) pass-through entities and investors in such entities. We undertake no responsibility to update this opinion.
          The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “Summary – Material federal income tax consequences of the merger,” “The Proposed Merger – Material federal income tax consequences,” and “Legal Matters.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,
/s/ Vorys, Sater, Seymour and Pease LLP